State of Delaware
Secretary of State
Division of Corporations
Delivered 01:21 PM 08/01/2014
FILED 01:11 PM 08/01/2014
SRV 141025616 - 4088293 FILE

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF HOUSTON INTERNATIONAL INSURANCE GROUP, LTD.

Houston International Insurance Group, Ltd., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

1. The name of this Corporation is Houston International Insurance Group, Ltd. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 3, 2006, and was amended by the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 2, 2006, and was further amended by the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 22, 2010, which changed the Corporation's name from "Lightyear Delos Acquisition Corp." to "Houston International Insurance Group, Ltd." (as so amended, the "Original Certificate of Incorporation").

2. Pursuant to Sections 242 and 228 of the Delaware General Corporation Law ("DGCL"), the amendments and restatement herein set forth have been duly approved by the Board of Directors and stockholders of the Corporation.

3. Pursuant to Section 245 of the DGCL, this Third Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Original Certificate of Incorporation.

4. The text of the Original Certificate of Incorporation is hereby amended and restated in its entirety as follows:

FIRST. The name of the corporation is Houston International Insurance Group, Ltd. (the "Corporation").

SECOND. The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle. The name of its registered agent at such address is the Corporation Service Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law ("DGCL").

FOURTH. Capitalization.

A. Classes of Stock. The Corporation is authorized to issue three classes of stock: (i) voting common stock, par value $0.01 per share ("Voting Common Stock") (ii) non-voting common stock, par value $0.01 per share ("Non-Voting Common Stock") and, together with the Voting Common Stock, the "Common Stock") and (iii) preferred stock, par value $0.01 per share ("Preferred Stock").

B. Authorized Shares. The total number of shares that the Corporation is authorized to issue is 70,000,000 shares, of which 2,000,000 shares shall be Preferred Stock, and 68,000,000 shares shall be Common Stock.

C. Designations and Rights of Common Stock. Prior to the issuance of any shares of Common Stock, the Board of Directors is expressly authorized to determine by resolution or by an amendment to the Corporation's articles of incorporation whether such shares shall be Voting Common Stock or Non-Voting Common Stock.

D. Rights, Preferences and Restrictions of Preferred Stock. The Board of Directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of such class or series, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereafter enacted.

E. Rights, Preferences and Restrictions of Common Stock.

(1) Rank. The Voting Common Stock and the Non-Voting Common Stock will rank *pari passu* as to dividends and distributions and rights upon liquidation, except as otherwise stated in this Article FOURTH.

(2) Dividend and Distribution Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends or distributions, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, dividends. The holders of Common Stock shall share equally on a per share basis in all such dividends and other distributions. No dividend or distribution that is payable to holders of Common Stock that is payable in shares of Common Stock, including distributions pursuant to stock splits or divisions of Common Stock, may be made unless: (a) shares of Voting Common Stock are paid or distributed as a dividend or distribution only in respect of Voting Common Stock; (b) shares of Non-Voting Common Stock are paid or distributed only in respect of Non-Voting Common Stock; (c) no such dividend or distribution is made in respect of the Voting Common Stock unless simultaneously also made in respect of the Non-Voting Common Stock; and (d) the number of shares of Voting Common Stock paid or distributed in respect of each outstanding share of Voting Common Stock is equal to the number of shares of Non-Voting Common Stock paid or distributed in respect of each outstanding share of Non-Voting Common Stock. Neither the Voting Common Stock nor the Non-Voting Common Stock may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class of Common Stock. Each dividend or distribution payable to the holders of Common Stock shall be paid to holders of record of shares of Common Stock on the date,

not exceeding sixty days preceding such dividend or distribution payment date, fixed for such purpose by the Board of Directors in advance of payment of such dividend or distribution.

(3) Voting Rights. In addition to any other vote or consent of stockholders required by law or by this Third Amended and Restated Certificate of Incorporation as it may be amended or restated from time to time, and except as otherwise required by law, (a) every holder of Voting Common Stock shall be entitled to one vote in person or by proxy for each share of Voting Common Stock standing in such holder's name on the transfer books of the Corporation; and (b) no holder of Non-Voting Common Stock, except as required by law, shall be entitled to any votes in person or by proxy for any shares of Non-Voting Common Stock; provided, however, that holders of Voting Common Stock and holders of Non-Voting Common Stock shall be entitled to one vote in person or by proxy for each share of Voting Common Stock or Non-Voting Common Stock, as the case may be, standing in such holder's name on the transfer books of the Corporation, voting as a separate class, with respect to any amendment to the rights, preferences or restrictions of the Voting Common Stock or the Non-Voting Common Stock, as the case may be, that would result in either class of Common Stock being treated differently than the other class of Common Stock in a manner that is adverse to the holders of either the Voting Common Stock or the Non-Voting Common Stock, as the case may be. The holders of the Common Stock shall be entitled to notice of all stockholder meetings or written consents (and copies of any and all proxy materials and other information sent to stockholders) with respect to which they would be entitled to vote, which notice shall be provided pursuant to the Corporation's bylaws and the DGCL.

(4) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs the Corporation, whether voluntary or involuntary, after distribution of any preferential amounts to be distributed to the holders of shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

(5) Change of Control. In connection with any transaction in which shares of Voting Common Stock or Non-Voting Common Stock are reclassified, converted or changed into, or entitle their holder to receive in respect thereof, any shares of stock or other securities of the Corporation (other than any conversion of the Non-Voting Common Stock into Voting Common Stock) or any other entity and/or other property or cash (collectively, "Consideration"), (a) each holder of a share of Voting Common Stock shall be entitled to receive, with respect to such share of Voting Common Stock, the same kind and amount of Consideration receivable by a holder of a share of Non-Voting Common Stock with respect to a share of Non-Voting Common Stock, (b) each holder of a share of Non-Voting Common Stock shall be entitled to receive, with respect to such share of Non-Voting Common Stock, the same kind and amount of Consideration receivable by a holder of a share of Voting Common Stock with respect to

a share of Voting Common Stock, and (c) if any holder of Common Stock is granted the right to elect to receive one of two or more alternative kinds, amounts and/or combinations of Consideration, all holders of Common Stock shall be granted substantially identical election rights.

(6) Redemption. The shares of Common Stock shall not be redeemable.

(7) Fractional Shares. Shares of Common Stock may be issued in fractional shares.

(8) Conversion of Non-Voting Common Stock. (a) Effective immediately upon any transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposal (collectively, "Transfer") of a share of Non-Voting Common Stock, except any Transfer to a Controlled Affiliate, such transferred share of Non-Voting Common Stock shall automatically be converted into the number of shares of Voting Common Stock calculated pursuant the formula set forth below in (b). Such Transfer shall require no further action on the part of the Corporation, the transferor, the transferee or any other person or entity, and, upon such Transfer, the certificate formerly representing the shares of Non-Voting Common Stock transferred shall, to the extent of such Transfer, represent instead the number of shares of Voting Common Stock calculated pursuant to the formula set forth below in (b). For the purposes of the foregoing, a "Controlled Affiliate" is any direct or indirect wholly-owned subsidiary of the entity beneficially owning all of the voting interests of the holder of such share of Non-Voting Common Stock; provided (i) AlpInvest Partners CS Investments 2006 C.V. and AlpInvest Partners Later State Co-Investments Custodian IIA B.V. shall be deemed to be Controlled Affiliates of each other for so long as each continues to be controlled, directly or indirectly, by Stichting Pensioenfonds ABP and Stichting Pensioenfonds Zorg en Welzijn (f/k/a Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen), (ii) Lightyear Fund II, L.P. and Lightyear Co-Invest Partnership II, L.P. shall be deemed to be Controlled Affiliates of each other, and (iii) any entities directly or indirectly controlled by Trilantic Capital Partners ("Trilantic") shall be deemed to be Controlled Affiliates of Trilantic, and, provided, further, that the Corporation shall not be deemed to be a subsidiary of Westaim HIIG Limited Partnership (the "Partnership"). For purposes of the definition of Controlled Affiliate, "controlled by" means, with respect to any individual, corporation, partnership, association, limited liability company, government entity, trust or other entity or organization ("Person"), the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

(b) The number of shares of Voting Common Stock to which a holder of Non-Voting Common Stock shall be entitled upon conversion shall be one.

(c) If the date on which any share of Non-Voting Common Stock is converted into Voting Common Stock pursuant to this Article FOURTH is after the record date for the determination of the holders of Non-Voting Common Stock entitled to receive any dividend or distribution and prior to the date on which such dividend or distribution is to be paid to such holder, the holder of the Voting Common Stock issued upon the conversion of such converted share of Non-Voting Common Stock will be entitled to receive such dividend on such payment date; provided, however, that to the extent that such dividend is payable in shares of Non-Voting Common Stock, no such shares of Non-Voting Common Stock shall be issued in payment thereof and such dividend shall instead by paid by the issuance of such number of shares of Voting Common Stock into which such shares of Non-Voting Common Stock, if issued, would have been convertible on such payment date.

(d) The Corporation shall not be required to pay any documentary, stamp or similar issue or transfer taxes in respect of the issue or delivery of shares of Voting Common Stock upon the conversion of shares of Non-Voting Common Stock pursuant to this Article FOURTH, and no such issue or delivery shall be made unless and until the record holder requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(e) The Corporation shall not reissue or resell any shares of Non-Voting Common Stock that are converted into shares of Voting Common Stock pursuant to this Article FOURTH or that are acquired by the Corporation in any other manner. The Corporation shall, from time to time, take such appropriate action as may be necessary to retire such shares of Non-Voting Common Stock and to reduce the authorized number of shares of Non-Voting Common Stock accordingly. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Voting Common Stock, solely for the purpose of effecting the conversion of the shares of the Non-Voting Common Stock, such number of its shares of Voting Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Non-Voting Common Stock. If at any time the number of authorized but unissued shares of Voting Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Non-Voting Common Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Voting Common Stock to such number of shares as shall be sufficient for such purpose.

FIFTH. Director and Stockholder Votes Required for Action.

A. Except as otherwise set forth in this Article FIFTH, all actions of the Board of Directors of the Corporation must be approved by a vote or consent of the majority of the entire Board of Directors (a "Majority Board Vote").

B. Without limiting the generality of paragraph (A) of this Article

FIFTH, the Corporation shall not, nor shall the Corporation cause or permit any of its subsidiaries to, without a Majority Board Vote:

(1) purchase, lease, exchange or otherwise acquire any assets (including any capital stock of any corporation or other entity or organization) in one or a series of related transactions with an aggregate purchase price in excess of $15,000,000; provided that the Corporation shall obtain the approval of the Executive Committee of the Board of Directors prior to entering into any such, or any agreement contemplating such, transaction or series of related transactions with an aggregate purchase price less than or equal to $15,000,000;

(2) sell, lease, exchange, transfer or otherwise dispose of, or create any Encumbrances (as such term is defined in the Amended and Restated Stockholders' Agreement, by and among the Stockholders named therein and the Corporation, dated as of the date hereof (the "Stockholders' Agreement")) on, assets in one or a series of related transactions with a fair market value in excess of $15,000,000; provided that the Corporation shall obtain the approval of the Executive Committee of the Board of Directors prior to entering into any such, or any agreement contemplating such, transaction or series of related transactions with a fair market value less than or equal to $15,000,000;

(3) incur or guarantee any indebtedness for borrowed money or issue any debt securities of the Corporation in excess of $15,000,000; provided, that the Corporation shall obtain the approval of the Executive Committee of the Board prior to entering into any such, or any agreement contemplating such a transaction or series of related transactions with an aggregate value less than or equal to $15,000,000;

(4) issue any capital stock of the Corporation ("Shares") or other equity securities or securities convertible into, exercisable or exchangeable for equity securities of the Corporation with an aggregate purchase price or fair market value greater than or equal to $15,000,000; provided, that the Corporation shall obtain the approval of the Executive Committee of the Board prior to entering into any such, or any agreement contemplating such a transaction or series of related transactions with an aggregate fair market value less than or equal to $15,000,000;

(5) in one or a series of related transactions with a fair market value in excess of $15,000,000, (i) merge or consolidate with another corporation, partnership, association, limited liability company, government entity, individual, trust or other entity or organization ("Person"); (ii) sell, lease, exchange, transfer or otherwise dispose of all or substantially all of its assets; (iii) purchase, lease, exchange or otherwise acquire all or substantially all of the assets of another Person; (iv) enter into any other business combination transaction; or (v) enter into any agreement contemplating such actions; provided that the Corporation shall obtain the approval of the Executive Committee of the Board of Directors prior to entering into any such purchase, lease, exchange or acquisition with a fair market value less than or equal to $15,000,000, in each case above, other than transactions between the Corporation and its wholly owned subsidiaries or among the wholly owned subsidiaries of the Corporation;

(6) voluntarily initiate any bankruptcy, dissolution, liquidation or

winding up or any analogous proceeding in any jurisdiction with respect to the Corporation or any of its subsidiaries;

(7) enter into or amend any joint venture or partnership with any other Person if the value of such joint venture or partnership exceeds $15,000,000 (inclusive of all Shares, debt or other securities contributed thereto); provided that the Corporation shall obtain the approval of the Executive Committee of the Board of Directors prior to entering into or amending any joint venture or partnership with a value less than or equal to $15,000,000;

(8) approve the removal of a director for cause;

(9) establish committees of the Board of Directors; it being understood that this clause (9) shall not apply to subsidiaries of the Corporation;

(10) enter into, amend or modify any contract with any affiliate of the Corporation (except (A) contracts solely among wholly-owned subsidiaries of the Corporation or the Corporation and one or more wholly-owned subsidiaries of the Corporation and (B) reinsurance contracts entered between the Corporation or its subsidiaries and any such affiliate in the ordinary course of business, and on a negotiated, arms' length basis), and in respect of such a matter a Majority Board Vote shall include, until the closing of the transactions contemplated by the Remaining Shares Purchase Agreement, at least one Lightyear Designee; or

(11) consummate any public offering of Common Stock (other than a public offering pursuant to the exercise of a Demand Request pursuant to Sections 6.1 or 6.2 of the Stockholders' Agreement).

C. Notwithstanding anything to the contrary in this Article FIFTH, for so long as the Stockholders' Agreement has not been terminated pursuant to Sections 8.1 and 8.2 thereof, the Corporation shall not, nor shall the Corporation cause or permit any of its subsidiaries to, without the unanimous approval of the Board of Directors, increase the number of directors comprising the entire Board of Directors (other than any increase to accommodate a Stockholder Designee (as hereinafter defined), which increase shall be automatic).

D. Notwithstanding anything to the contrary in this Article FIFTH, for so long as the Stockholders' Agreement has not been terminated pursuant to Sections 8.1 and 8.2 thereof, the Corporation shall not, nor shall the Corporation cause or permit any of its subsidiaries to, without the approval of at least 66 2/3% of the Board of Directors, including until the closing of the transactions contemplated by the Remaining Shares Purchase Agreement, at least one Lightyear Designee:

(1) amend or modify this Third Amended and Restated Certificate of Incorporation or the Corporation's bylaws, or, in the case of the Corporation's subsidiaries, their respective articles of incorporation, bylaws or equivalent documents; or

(2) declare or pay any dividends or distributions on Shares or repurchase or redeem any Shares or other securities of the Corporation or its subsidiaries on a non-pro rata basis; provided that the foregoing shall not require the approval of the Board of

Directors for any dividend or distribution in the ordinary course of business made by a direct or indirect wholly-owned subsidiary of the Corporation to the Corporation or any other wholly-owned subsidiary of the Corporation.

SIXTH. Election of Directors; Removal; Vacancies; Quorum; Vote Required for Action; Membership on Committees.

A. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

B. Until the earlier to occur of (i) the closing of the transactions contemplated by the Remaining Shares Purchase Agreement (as defined in the Stockholders' Agreement) or (ii) the termination of the Stockholders' Agreement pursuant to Sections 8.1 and 8.2 thereof, (a) any director may be removed from the Board of Directors with cause by a vote of stockholders holding a majority of the Shares then entitled to vote at an election of directors, provided that the Board of Directors shall have approved by Majority Board Vote the removal of such director prior to the submission of such vote to stockholders; and (b) stockholders holding a majority of the shares then entitled to vote at an election of directors may remove a director without cause only if each stockholder or group of stockholders, as applicable, who previously designated such director pursuant to the Stockholders' Agreement has voted in favor of such removal. Following the closing of the transactions contemplated by the Remaining Shares Purchase Agreement and thereafter for so long as the Stockholders' Agreement has not been terminated pursuant to Sections 8.1 and 8.2 thereof, any director may be removed from the Board of Directors with cause by a vote of stockholders holding a majority of the Shares then entitled to vote at an election of directors, provided that the Board of Directors shall have approved by Majority Board Vote the removal of such director prior to the submission of such vote to stockholders.

C. Until the earlier to occur of (i) the closing of the transactions contemplated by the Remaining Shares Purchase Agreement or (ii) the termination of the Stockholders' Agreement pursuant to Sections 8.1 and 8.2 thereof, any vacancy created by the removal (whether with or without cause), death of or resignation by a director shall be filled as follows: (a) any vacancy created by the removal (whether with or without cause), death of or resignation of a Partnership Designee, a Lightyear Designee or an Existing Stockholder Designee, as the case may be, (each, a "Stockholder Designee") may be filled only by the stockholder or group of stockholders who designated such Stockholder Designee; provided that at the time a vote is held to fill the vacancy created by the removal, death or resignation of such Stockholder Designee, the stockholder entitled to fill the vacancy remains a party to the Stockholders' Agreement, otherwise such vacancy shall be filled pursuant to Section 223 of the DGCL; and (b) any vacancy created by an increase in the size of the Board of Directors (other than any increase to accommodate a Stockholder Designee, which increase shall be automatic) shall be filled by a unanimous vote of the remaining directors. Following the closing of the transactions contemplated by the Remaining Shares Purchase Agreement and thereafter for so long as the Stockholders' Agreement has not been terminated pursuant to Sections 8.1 and 8.2 thereof, any vacancy shall be filled pursuant to Section 223 of the DGCL.

D. At all meetings of the Board of Directors, a majority of the entire

Board of Directors shall constitute a quorum for the transaction of business. The vote of a majority of the entire Board of Directors at a meeting at which a quorum is present shall be the act of the Board of Directors unless this Third Amended and Restated Certificate of Incorporation or the by-laws shall require a vote of a greater number. In case at any meeting of the Board of Directors a quorum shall not be present, the members of the Board of Directors present may adjourn the meeting from time to time until a quorum shall be present.

E. For so long as the Stockholders' Agreement has not been terminated pursuant to Sections 8.1 and 8.2 thereof, (i) the Executive Committee of the Board of Directors shall at all times consist of three directors, two of whom shall at all times be Partnership Designees and one of whom shall at all times be Stephen L. Way ("Way"), until he is no longer a Director; (ii) the Compensation Committee of the Board of Directors shall at all times consist of three directors, two of whom shall at all times be Partnership Designees and one of whom shall at all times be Way, until he is no longer a Director; and (iii) the Audit Committee of the Board of Directors shall at all times consist of three directors, two of whom shall at all times be Partnership Designees and one of whom shall at all times be designated by Way; provided, however, that until the closing of the transactions contemplated by the Remaining Shares Purchase Agreement, each such committee shall consist of an additional director who shall be a Lightyear Designee.

SEVENTH. The number of directors of the Corporation shall be ten until the closing of the transactions contemplated by the Remaining Shares Purchase Agreement, at which time the Corporation shall cause the Board of Directors to decrease to eight. In the event the Remaining Shares Purchase Agreement is terminated in accordance with its terms, the Corporation shall cause the Board of Directors to decrease to nine.

EIGHTH. Any action required by law to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Shares entitled to vote thereon were present and voted.

NINTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article NINTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

TENTH. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director,

officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of *nolo contendere* or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and except that the Corporation shall not make any indemnification in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in this Article TENTH, or in defense of any claim, issue or matter therein, the Corporation shall indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Any indemnification under this Article TENTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in this Article TENTH. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article TENTH. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and

agents shall be paid upon such terms and conditions, if any, as the Corporation deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article TENTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. The rights provided to any person by this Article TENTH shall be enforceable against the Corporation by such person who shall he presumed to have relied upon it in serving or continuing to serve as a director, officer, employee or agent as provided above. No amendment of this Article TENTH shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment. For purposes of this Article TENTH, references to "the Corporation" shall include, in addition to the resulting Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees and agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article TENTH with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued; reference to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article TENTH. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article TENTH shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

ELEVENTH. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the ease may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which

the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Corporation, has duly executed this Third Amended and Restated Certificate of Incorporation on this 31st day of July, 2014.

HOUSTON INTERNATIONAL INSURANCE GROUP, LTD.

By: ______________________

Name: Peter W. Presperin

Title: Secretary

Signature Page for Third Amended and Restated Certificate of Incorporation

CERTIFICATE OF AMENDMENT TO
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
HOUSTON INTERNATIONAL INSURANCE GROUP, LTD.

Houston International Insurance Group, Ltd. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies as follows:

1. This Certificate of Amendment (this "Amendment") amends the provisions of the Corporation's Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 1, 2014 (the "Certificate of Incorporation").

2. In accordance with Sections 222, 228, and 242 of the DGCL, the Board of Directors of the Corporation has duly adopted resolutions setting forth the proposed amendment to the Certificate of Incorporation, declaring such amendment to be advisable and recommending the approval of such amendment to the stockholders, and a majority of the outstanding stockholders entitled to vote thereon has duly approved the amendment to the Certificate of Incorporation as set forth in this Amendment.

3. The Certificate of Incorporation is hereby amended by changing the first sentence of subsection (B) of Article IV of the Certificate of Incorporation such that the first sentence is hereby amended and restated in its entirety as follows:

> "B. Authorized Shares. The total number of shares that the Corporation is authorized to issue is 170,000,000 shares, of which 2,000,000 shares shall be Preferred Stock, and 168,000,000 shares shall be Common Stock."

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

[Signature Page Follows]

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:18 PM 05/15/2015
FILED 11:14 AM 05/15/2015
SRV 150685384 - 4088293 FILE

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this 13th day of May, 2015.

By: ______________________
Name: Peter W. Presperin
Title: Executive Vice President and
Chief Financial Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:01 PM 04/21/2020
FILED 06:01 PM 04/21/2020
SR 20203031345 - File Number 4088293

CERTIFICATE OF DESIGNATION
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
HOUSTON INTERNATIONAL INSURANCE GROUP, LTD.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, **HOUSTON INTERNATIONAL INSURANCE GROUP, LTD.**, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "**Corporation**"), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Third Amended and Restated Certificate of Incorporation of the Corporation (the "**Certificate of Incorporation**") authorizes the issuance of up to 2,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation ("**Preferred Stock**") and expressly authorizes the Board of Directors of the Corporation (the "**Board**") to fix the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions, of the shares of each series of Preferred Stock; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board deems it advisable and in the best interests of the Corporation and its stockholders to, and does hereby provide for, the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the "**Certificate of Designation**") establish and fix and herein state and express the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions of such series of Preferred Stock as follows:

1. Designation. There shall be a series of Preferred Stock that shall be designated as "Series A Convertible Preferred Stock" (the "**Series A Preferred Stock**") and the number of Shares constituting such series shall be 2,000,000. The powers, preferences and rights, and the qualifications, limitations and restrictions of the Series A Preferred Stock shall be as set forth herein.

2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

"2019 Audited Financial Statements" means the audited GAAP consolidated financial statements of the Corporation as at and for the year ended December 31, 2019.

"**2019 Common Stock Outstanding**" means the number of shares of Common Stock outstanding as at December 31, 2019, namely 66,192,625.

"Automatic Conversion Event" has the meaning set forth in Section 7.1(b).

"**Board**" has the meaning set forth in the Recitals.

"**Certificate of Designation**" has the meaning set forth in the Recitals.

"**Certificate of Incorporation**" has the meaning set forth in the Recitals.

"**Change of Control Transaction**" means (a) any sale, lease, or transfer or series of sales, leases or transfers of all or substantially all of the consolidated assets of the Corporation and its subsidiaries; (b) any sale, transfer, or disposition (or series of sales, transfers, or dispositions) of 100% of the Common Stock; or (c) any merger, consolidation, recapitalization, or reorganization of the Corporation with or into another Person (whether or not the Corporation is the surviving corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Corporation) immediately prior to such merger, consolidation, recapitalization, or reorganization to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

"Closing of the LPT" means the date, following receipt of approval of the LPT by the Texas Department of Insurance, that the definitive documentation evidencing the LPT has been executed and delivered by the parties thereto and become effective.

"**Common Stock**" means the voting common stock, par value $0.01 per share, of the Corporation.

"**Corporation**" has the meaning set forth in the Preamble.

"Conversion Date" has the meaning set forth in Section 7.4(a).

"Conversion Period End" has the meaning set forth in Section 7.1(b).

"**Conversion Price**" means $1.74, subject to adjustment as set forth in Section 7.

"**Conversion Shares**" means the shares of Common Stock or other capital stock of the Corporation then issuable upon conversion of the Series A Preferred Stock in accordance with the terms of Section 7.

"**Date of Issuance**" means, for any Share of Series A Preferred Stock, means the date of the original issuance thereof by the Corporation.

"Face Value" means $50.00 per share.

"First Adjustment" has the meaning set forth in Section 7.2.

"LPT" means the loss portfolio transfer transaction to be completed pursuant to the commitment letter dated as of February 25, 2020 between the Corporation and R&O Bermuda (SAC) Limited, a Bermuda limited company, as such transaction may be modified or amended from time to time.

"Mandatory Conversion" has the meaning set forth in Section 7.1(b).

"**Per Share 2019 Tangible Stockholders' Equity**" means $3.49.

“**Person**” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“**Preferred Stock**” has the meaning set forth in the Recitals.

“Qualified IPO” means the sale, in an underwritten public offering led by a nationally recognized underwriting firm pursuant to an effective registration statement under the Securities Act of 1933, as amended, of Common Stock of the Corporation following which aggregate proceeds of not less than $30 million has been received in respect of such offering and any prior underwritten public offerings.

“Reorganization” has the meaning set forth in Section 7.7(b).

“Second Adjustment” has the meaning set forth in Section 7.3.

“**Series A Election Notice**” has the meaning set forth in Section 7.1(a).

“**Series A Preferred Stock**” has the meaning set forth in Section 1.

“**Share**” means a share of Series A Preferred Stock.

“Stockholders’ Agreement” means that certain Amended and Restated Stockholders’ Agreement by and among The Stockholders Listed in Annex A thereto and the Corporation dated as of March 12, 2014, as amended.

“**Valuation Multiple**” means 0.50x.

3. Rank. With respect to the distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series A Preferred Stock shall rank senior to the Corporation's Common Stock and non-voting common stock.

4. Dividends. If the Corporation declares or pays a dividend or distribution on the Common Stock, whether such dividend or distribution is payable in cash, securities or other property, or issues rights, options or warrants to the holders of the Common Stock exercisable to purchase shares of Common Stock, the Corporation shall simultaneously declare and pay a dividend on the Series A Preferred Stock or issue such rights, options or warrants, on a pro rata basis with the Common Stock determined on an as-converted basis assuming all Shares had been converted pursuant to Section 7 as of immediately prior to the record date of the applicable dividend, distribution or issuance (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividend, distribution or issuance are to be determined).

5. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount in cash equal to the (i) Face Value of each Share of Series A Preferred Stock held plus (ii) the amount of any declared but unpaid dividends payable in respect of the shares of Common Stock underlying such Preferred Stock (the "**Liquidation Amount**"). If upon any liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Shares of Series A Preferred Stock the full preferential amount to which they are entitled under this Section 5, the holders of the Shares shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series A Preferred Stock in the aggregate upon such liquidation if all amounts payable on or with respect to such Shares were paid in full, and the Corporation shall not make or agree to make any payments to the holders of the Corporation's Common Stock or non-voting common stock. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation in circumstances where the Corporation is unable to or does not provide the holders of the Series A Preferred Stock with notice of the effective date of such voluntary or involuntary liquidation, dissolution or winding up of the Corporation in the manner and at the time required by Section 7.7(d), then each holder of Shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders the greater of (i) the Liquidation Amount provided for above, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, and (ii) the amount that such holder would be entitled to receive as a holder of Common Stock if such holder had converted all of such holder's Preferred Stock at the then applicable Conversion Price immediately prior to the effective date of such voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

6. Voting.

6.1 Voting Generally. Each holder of outstanding Shares of Series A Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law or by the provisions of Section 6.2 below. In any such vote, each Share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock (disregarding fractions) issuable upon the conversion in full of the Series A Preferred Stock at the then applicable Conversion Price pursuant to Section 7 herein, as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of outstanding Shares of Series A Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with Section 7.7(d) hereof and to attend such meetings.

6.2 Special Voting Rights. Without the prior written consent of holders of not less than a majority of the then total outstanding Shares of Series A Preferred Stock, acting separately as a single class with one vote per Share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such holders, and any other applicable stockholder approval requirements required by law, the Corporation shall not take any actions that would:

(a) alter or change the rights, preferences, or privileges of the Series A Preferred Stock;

(b) create, or authorize the creation of, any additional class or series of capital stock of the Corporation (or any security convertible into or exercisable for any class or series of capital stock of the Corporation), that ranks senior to or in parity with the Series A Preferred Stock in rights, preferences, or privileges;

(c) amend, alter, modify, waive or repeal the Certificate of Incorporation or the bylaws of the Corporation in a manner adverse to the Series A Preferred Stock; or

(d) result in the redemption, purchase or payment by the Corporation for any shares of capital stock of the Corporation.

7. Conversion.

7.1 Right to Convert; Automatic Conversion.

(a) Right to Convert. Subject to the provisions of this Section 7, at any time and from time to time on or after the Date of Issuance, any holder of Series A Preferred Stock shall have the right by written election to the Corporation (a "**Series A Election Notice**") to convert all or any portion of the outstanding

Shares of Series A Preferred Stock (including any fraction of a Share) held by such holder into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the Face Value times the number of Shares to be converted by (ii) the Conversion Price in effect on the Conversion Date.

(b) Automatic Conversion. Subject to the provisions of this Section 7, upon the closing of any Change of Control Transaction or the closing of a Qualified IPO, in each case which has been approved by the vote or consent of a majority of the entire Board (each an "**Automatic Conversion Event"**), the Preferred Shares will be automatically converted (a "**Mandatory Conversion**") into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the Face Value times the number of Shares to be converted by (ii) the Conversion Price in effect on the Conversion Date. In connection with any Mandatory Conversion that occurs after the First Adjustment but prior to the Second Adjustment, the Conversion Price shall be further adjusted immediately prior to such Mandatory Conversion to equal the amount determined by multiplying (i) the Valuation Multiple by (ii) the Per Share 2019 Tangible Stockholders' Equity, adjusted for (a) the after-tax cost of the LPT provided for in the First Adjustment, if any; (b) the after-tax impact of any co-participation payments required pursuant to the LPT through the last day of the most recent quarter or year-end of the Corporation for which financial statements have been prepared (the "**Conversion Period End**") measured based on the net reserves according to the Corporation's appointed actuary's best estimate; (c) the after-tax impact of net reserve development relating to the LPT up to the Conversion Period End in excess of the maximum coverage provided by the LPT measured according to the Corporation's appointed actuary's best estimate; and (d) the after-tax impact of 2019 and prior accident years adverse or positive development to the Conversion Period End of the Corporation's consolidated net reserves for losses and loss adjustment expenses for net reserves not subject to the LPT, measured according to the Corporation's appointed actuary's best estimate, each of the foregoing adjustments being calculated on a per share basis using the 2019 Common Stock Outstanding. For clarity, development for reserves not subject to the LPT will be measured as the difference between the recorded non-LPT reserves at December 31, 2019 to the Corporation's appointed actuary's best estimate of such non-LPT reserves at the Conversion Period End. If a closing of an Automatic Conversion Event occurs, such automatic conversion of all of the outstanding Shares of Series A Preferred Stock shall be deemed to have been converted into shares of Common Stock as of immediately prior to such closing.

7.2 Adjustment for LPT Cost. Upon the Closing of the LPT, the Conversion Price shall be adjusted (the "**First Adjustment**") to equal the amount determined by multiplying (i) the Valuation Multiple by (ii) the Per Share 2019 Tangible Stockholders' Equity, adjusted for the after-tax cost of the LPT recorded by the Corporation, calculated on a per share basis using the 2019 Common Stock Outstanding, and as so adjusted, shall be the Conversion Price for all purposes hereunder.

7.3 Adjustment Following 2021 GAAP Financial Statements Audit. Following the completion of the GAAP audit of the consolidated financial statements of the Corporation as at and for the year ended December 31, 2021, the Conversion Price shall be further adjusted (the "**Second Adjustment**") to equal the amount determined by multiplying (i) the Valuation Multiple by (ii) the Per Share 2019 Tangible Stockholders' Equity, adjusted for (a) the after-tax cost of the LPT provided for in the First Adjustment, if any; (b) the after-tax impact of any co-participation payments required pursuant to the LPT through December 31, 2021, measured based on the net reserves according to the Corporation's appointed actuary's best estimate, (c) the after-tax impact of net reserve development relating to the LPT in excess of the maximum coverage provided by the LPT measured according to the Corporation's appointed actuary's best estimate, and (d) the after-tax impact of 2019 and prior accident years adverse or positive development of the Corporation's consolidated net reserves for losses and loss adjustment expenses for net reserves not subject to the LPT, measured according to the Corporation's appointed actuary's best estimate, each of the foregoing adjustments being calculated on a per share basis using the 2019 Common Stock Outstanding, and as so adjusted, shall be the Conversion Price for all purposes hereunder. For clarity, development for reserves not subject to the LPT will be measured as the difference between the recorded non-LPT reserves at December 31, 2019 to the Corporation's appointed actuary's best estimate of such non-LPT reserves at the December 31, 2021.

7.4 Procedures for Conversion; Effect of Conversion.

(a) Procedures for Holder Conversion. In order to effectuate a conversion of Shares of Series A Preferred Stock pursuant to Section 7.1(a), a holder shall (a) submit a Series A Election Notice to the Corporation that such holder elects to convert Shares and specifying the number of Shares elected to be converted and (b) surrender, along with such written election, to the Corporation the certificate or certificates representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen, or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such Shares hereunder shall be deemed effective as of the close of business on the date of surrender of such Series A Preferred Stock certificate or certificates or delivery of such affidavit of loss (such date, the **"Conversion Date"**). Upon the receipt by the Corporation of a Series A Election Notice and the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within ten (10) days thereafter) deliver to the relevant holder (a) a certificate in such holder's name (or the name of such holder's designee as stated in the written election) for the number of shares of Common Stock to which such holder shall be entitled upon conversion of the applicable Shares as calculated pursuant to Section 7.1(a) and, if applicable (b) a certificate in such holder's (or the name of such holder's designee as stated in the Series A Election Notice) for the number of Shares of Series A Preferred Stock (including any fractional share) represented by the certificate or certificates delivered to the Corporation for conversion but

otherwise not elected to be converted pursuant to the written election. All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid, and non-assessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof.

(b) Procedures for Automatic Conversion. In the event of a Mandatory Conversion, all outstanding Shares of Series A Preferred Stock shall be converted into the number of shares of Common Stock calculated pursuant to Section 7.1(b) without any further action by the relevant holder of such Shares or the Corporation. As promptly as practicable following such Mandatory Conversion (but in any event within ten (10) days thereafter), the Corporation shall send each holder of Shares of Series A Preferred Stock written notice of such event. Upon receipt of such notice, each holder shall surrender to the Corporation the certificate or certificates representing the Shares being converted, duly assigned, or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen, or missing, accompanied by an affidavit of loss executed by the holder. Upon the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within ten (10) days thereafter) deliver to the relevant holder a certificate in such holder's name (or the name of such holder's designee as stated in the written election) for the number of shares of Common Stock to which such holder shall be entitled upon conversion of the applicable Shares.

(c) Effect of Conversion. All Shares of Series A Preferred Stock converted as provided in this Section 7 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock into which such Shares have been converted. The Corporation shall not issue fractional shares of Common Stock upon any conversion of shares of Series A Preferred Stock and shall instead deliver to the relevant transferee a check in an amount equal to the value of the applicable fraction based on the applicable Conversion Price. All shares of Common Stock issued hereunder by the Corporation shall be duly and validly issued, fully paid, and non-assessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof. Upon conversion of a holder's shares of Series A Preferred Stock in accordance with Section 7.1 hereof, such holder shall remain entitled to receive any declared but unpaid dividends in respect of the shares of Common Stock issuable upon conversion of such Series A Preferred Stock as and when paid to the holders of Common Stock.

(d) Minimum Conversion Price. If an adjustment in the Conversion Price made hereunder would reduce the Conversion Price to an amount below par value of the Common Stock, then such adjustment in Conversion Price made hereunder shall reduce the Conversion Price to the par value of the Common Stock, namely $0.01.

7.5 Reservation of Stock. The Corporation shall at all times when any Share of Series A Preferred Stock is outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series A Preferred Stock pursuant to this Section 7, taking into account any adjustment to such number of shares so issuable in accordance with Section 7 hereof. The Corporation shall take all such actions as may be necessary to ensure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Series A Preferred Stock.

7.6 No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Shares of Series A Preferred Stock pursuant to Section 7 shall be made without payment of additional consideration by, or other charge, cost, or tax to, the holder in respect thereof.

7.7 Adjustment to Conversion Price and Number of Conversion Shares. In order to prevent dilution of the conversion rights granted under this Section 7, the Conversion Price and the number of Conversion Shares issuable on conversion of the Shares, the outstanding Shares of Series A Preferred Stock shall be subject to adjustment from time to time as provided in this Section 7.7.

(a) Adjustment to Conversion Price and Conversion Shares upon Dividend, Subdivision, or Combination of Common Stock. If the Corporation shall, at any time or from time to time after the Date of Issuance, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Corporation payable in shares of Common Stock or in any warrants or other rights or options to subscribe for or purchase Common Stock or any securities (directly or indirectly) convertible into or exchangeable for Common Stock, or (ii) subdivide (by any stock split, recapitalization, or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to any such dividend, distribution, or subdivision shall be proportionately reduced and the number of Conversion Shares issuable upon conversion of the Series A Preferred Stock shall be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split, or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of Conversion Shares issuable upon conversion of the Series A Preferred Stock shall be proportionately decreased. Any adjustment under this Section 7.7(a) shall become effective at the close of business on the date the dividend, subdivision, or combination becomes effective.

(b) Adjustment to Conversion Price and Conversion Shares upon Reorganization, Reclassification, Consolidation, or Merger. In the event of any (i) capital reorganization of the Corporation, (ii) reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Corporation with or into another Person, (iv) sale of all or substantially all of the Corporation's assets to another Person or (v) other similar transaction, (each a **"Reorganization"**, except that a Reorganization shall not include a Reorganization that results in a Mandatory Conversion under Section 7.1(b)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities, or assets with respect to or in exchange for Common Stock, each Share of Series A Preferred Stock shall, immediately after such Reorganization, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Conversion Shares then convertible for such Share, be exercisable for the kind and number of shares of stock or other securities or assets of the Corporation or of the successor Person resulting from such transaction to which such Share would have been entitled upon such Reorganization if the Share had been converted in full immediately prior to the time of such Reorganization and acquired the applicable number of Conversion Shares then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the convertibility of such Share, if any); and, in such case, appropriate adjustment shall be made with respect to such holder's rights under this Certificate of Designation to insure that the provisions of this Section 7.7 hereof shall thereafter be applicable, as nearly as possible, to the Series A Preferred Stock in relation to any shares of stock, securities, or assets thereafter acquirable upon conversion of Series A Preferred Stock. The Corporation shall not effect any such Reorganization unless, prior to the consummation thereof, the successor Person (if other than the Corporation) resulting from such Reorganization shall assume, by written instrument substantially similar in form and substance to this Certificate of Designation, the obligation to deliver to the holders of Series A Preferred Stock such shares of stock, securities, or assets which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon conversion of the Series A Preferred Stock. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 7.7, each holder of Shares of Series A Preferred Stock shall have the right to elect prior to the consummation of such event or transaction, to give effect to the provisions of Section 7.1(a) (if applicable to such event or transaction), instead of giving effect to the provisions contained in this Section 7.7 with respect to such holder's Series A Preferred Stock.

(c) Certificate as to Adjustment.

(i) As promptly as reasonably practicable following any adjustment of the Conversion Price or the number or type of securities

issuable upon conversion pursuant to this Section 7, but in any event not later than ten 10 days thereafter, the Corporation shall furnish to each holder of record of Series A Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii) As promptly as reasonably practicable following the receipt by the Corporation of a written request by any holder of Series A Preferred Stock, but in any event not later than ten 10 days thereafter, the Corporation shall furnish to such holder a certificate of an executive officer certifying the Conversion Price then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities, or assets then issuable to such holder upon conversion of the Shares of Series A Preferred Stock held by such holder.

(d) Notices of Events. In the event:

(i) that the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation's assets to another Person; or

(iii) of the voluntary or involuntary dissolution, liquidation, or winding-up of the Corporation;

then, and in each such case, the Corporation shall send or cause to be sent to each holder of record of Series A Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) at least ten (10) days prior to the applicable record date or the applicable expected effective date, as the case may be, notice of (A) the record date for such dividend, distribution, meeting or consent, or other right or action, and a description of such dividend, distribution, or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification,

consolidation, merger, sale, dissolution, liquidation, or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Conversion Shares.

(e) General.

(i) The adjustments provided for in this Section 7.7 are cumulative and shall apply to successive dividends, distributions, subdivisions, combinations, consolidations, or other events resulting in any adjustment under the provisions of this Section 7.7. No adjustment shall be required under this Section 7.7 in respect of any action affecting the Common Stock if holders of the Series A Preferred Stock are entitled to participate equally on an as-converted basis.

(ii) In the event of any question arising with respect to the adjustments provided in this Section 7.7, such question shall be conclusively determined by a disinterested nationally recognized accounting firm (who are not auditors of the Corporation) appointed jointly by the Corporation and the holders of Series A Preferred Stock holding a majority of the Series A Preferred Stock, acting reasonably. Such accountants shall have access to all necessary records of the Corporation and such determination shall be binding upon the Corporation and the holders of the Series A Preferred Stock.

(iii) For the purpose of calculating the number of shares of Common Stock outstanding under the provisions of this Section 7.7, Common Stock owned by or for the benefit of the Corporation or any subsidiary thereof shall not be counted.

(iv) In case the Corporation shall take any action affecting the Common Stock other than action described in this Section 7.7, which the Board determines would adversely affect the rights of holders of the Series A Preferred Stock, the Conversion Price may be adjusted, to the extent permitted by law, in such manner, if at all, and at such time, as the Board in its sole discretion may determine to be equitable in the circumstances; provided, however, that in no event shall the Board be required to take any such action. Failure of the Board to make such an adjustment shall be conclusive evidence that they have determined that it is equitable to make no adjustment in the circumstances.

(v) If any adjustment to the Conversion Price is made under this Section 7.7 prior to either the First Adjustment or the Second Adjustment, the adjustments provided for in Section 7.2 and/or 7.3 shall be adjusted accordingly.

8. Reissuance of Series A Preferred Stock. Any Shares of Series A Preferred Stock, converted or otherwise acquired by the Corporation or any of its subsidiaries shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation and no such Shares shall thereafter be reissued, sold, or transferred.

9. Redemption. The Shares of Series A Preferred Stock shall not be redeemable by the Corporation.

10. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder's address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Executive Vice President this 21st day of April, 2020.

HOUSTON INTERNATIONAL INSURANCE GROUP, LTD.

By: ______________________
Rhonda N. Kemp
Executive Vice President

82610174v.10

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:59 PM 11/12/2020
FILED 03:59 PM 11/12/2020
SR 20208370204 - File Number 4088293

CERTIFICATE OF AMENDMENT
TO
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
HOUSTON INTERNATIONAL INSURANCE GROUP, LTD.

Houston International Insurance Group, Ltd. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), hereby certify as follows:

1. This Certificate of Amendment (this "Amendment) amends the provisions of the Corporation's Third Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") filed with the Secretary of States of Delaware on August 1, 2014.

2. In accordance with Sections 222, 228 and 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has duly adopted resolutions setting forth the proposed amendment to the Certificate of Incorporation, declaring such amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

   "RESOLVED, that the Certificate of Incorporation is hereby amended by changing the First Article so that, as amended, said Article shall be and read as follows:

   "The name of the corporation is Skyward Specialty Insurance Group, Inc. "

3. This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate of Amendment to be executed this 11th day of November, 2020.

By: ______________________
Leslie Shaunty, Chief Legal Officer & Secretary